EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter and First Half 2019 Results

MARIETTA, Pa., July 29, 2019 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ:DGICB) today reported its financial results for the second quarter and first half of 2019. The Company will host a conference call to discuss these results on Tuesday, July 30, 2019 at 11:00 A.M. Eastern Time. You may listen to the webcast of this conference call by accessing the event link at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company’s website.

Significant financial highlights included:

  Net income of $4.8 million, or 17 cents per Class A share, for the second quarter of 2019, compared to a net loss of $790,000, or 3 cents per Class A share, for the second quarter of 2018
  Net income of $27.8 million, or 99 cents per diluted Class A share, for the first six months of 2019, compared to a net loss of $19.0 million, or 68 cents per Class A share, for the first six months of 2018
  Net premiums earned of $188.8 million for the second quarter of 2019 increased 1.6% compared to the second quarter of 2018
  Net premiums written1 of $197.8 million for the second quarter of 2019 increased 0.9% compared to the second quarter of 2018
  Combined ratio of 102.0% for the second quarter of 2019, compared to 105.6% for the second quarter of 2018
  Book value per share of $15.34 at June 30, 2019, compared to $14.05 at year-end 2018

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$188,763	$185,714	1.6%	$376,837	$367,479	2.5%
Investment income, net	7,290	6,342	14.9	14,338	12,721	12.7
Net investment gains	1,566	1,517	3.2	19,663	599	NM
Total revenues	198,789	195,790	1.5	413,503	385,118	7.4
Net income (loss)	4,789	(790)	NM	27,812	(18,968)	NM
Non-GAAP operating income (loss)[1]	3,551	(536)	NM	10,853	(18,108)	NM

Per Share Data
Net income (loss) – Class A (diluted)	$0.17	$(0.03)	NM	$0.99	$(0.68)	NM
Net income (loss) – Class B	0.15	(0.03)	NM	0.90	(0.63)	NM
Non-GAAP operating income (loss) – Class A (diluted)	0.13	(0.02)	NM	0.39	(0.65)	NM
Non-GAAP operating income (loss) – Class B	0.11	(0.02)	NM	0.35	(0.60)	NM
Book value	15.34	14.85	3.3%	15.34	14.85	3.3%

[1]The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).
[2]Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “We were pleased with the improvement in our results for the second quarter of 2019. The improvement represented a continuation of the favorable operating metrics Donegal Group reported in the first quarter of 2019. Net income of $0.17 per diluted Class A share for the second quarter of 2019 and net income of $0.99 per diluted Class A share for the first half of 2019 improved significantly compared to the results we reported for the comparable periods in 2018. We attribute our 2019 performance to a number of different factors, the most notable being strong underwriting performance within our commercial lines business segment.”

Mr. Burke continued, “We continue to shift our overall mix of business to a higher proportion of commercial business, where we see greater opportunities for profitable growth for the foreseeable future. Net premiums written within our commercial segment grew 13.5% for the second quarter of 2019 and comprised approximately 52.3% of our total writings. We attribute this growth to new commercial accounts our insurance subsidiaries have written throughout their operating regions, a continuation of renewal premium increases that averaged 2.1% and lower reinsurance premiums. Renewal premium increases, excluding workers’ compensation, averaged 4.6% for the second quarter of 2019. Our commercial multi-peril and workers' compensation lines generated profitable results, and we have continued to implement commercial automobile rate increases to improve results in that line.

“Our commercial lines growth was offset partially by a 10.0% reduction in net premiums written within our personal lines segment. The decline in personal lines net written premiums largely reflected the impact of underwriting actions our insurance subsidiaries have taken to slow new business growth and improve profitability and the impact of our exit from the personal lines markets in seven unprofitable states. Those factors were partially mitigated by rate increases that averaged 5.9% for the quarter and lower reinsurance premiums. We remain committed to maintaining a balanced mix of commercial and personal lines products at pricing levels that we expect will allow us to remain profitable through fluctuating market cycles.”

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer of Donegal Group Inc., commented on the second quarter underwriting results, “We were pleased that our commercial lines insurance segment generated a statutory combined ratio1 of 92.9% during the second quarter of 2019, driven primarily by our commercial multi-peril and workers’ compensation lines of business. That performance was offset by underwriting losses within our personal lines insurance segment, although both our homeowners and personal automobile lines of business showed improvement from the prior-year period. Our expense ratio was relatively stable at 31.3% for the second quarter of 2019. Overall, our combined ratio was 102.0% for the second quarter of 2019, compared to 105.6% for the prior-year quarter. While we were pleased with the incremental improvement, our results for the second quarter of 2019 did not reflect our targeted level of underwriting profitability.”

Mr. Burke concluded, “Our net income during the first half of 2019, which included a gain on the March 2019 sale of Donegal Financial Services Corporation, and unrealized gains within our available-for-sale fixed-maturity portfolio during the period contributed to an increase in our book value to $15.34 at June 30, 2019, compared to $14.05 at December 31, 2018. We are focused on improving our financial performance, utilizing technology to improve our operational efficiency, strategically modernizing our business, and enhancing our market position to compete effectively. Our goal remains to generate consistent favorable returns for our stockholders over the long term.”

Insurance Operations
Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands)

Net Premiums Earned
Personal lines	$93,975	$101,162	(7.1%)	$190,568	$200,701	(5.0%)
Commercial lines	94,788	84,552	12.1	186,269	166,778	11.7
Total net premiums earned	$188,763	$185,714	1.6%	$376,837	$367,479	2.5%

Net Premiums Written
Personal lines:
Automobile	$56,197	$66,511	(15.5%)	$112,223	$131,417	(14.6%)
Homeowners	32,685	35,030	(6.7)	57,713	61,587	(6.3)
Other	5,458	3,265	67.2	10,638	6,194	71.7
Total personal lines	94,340	104,806	(10.0)	180,574	199,198	(9.3)
Commercial lines:
Automobile	31,245	27,857	12.2	65,547	58,103	12.8
Workers' compensation	29,024	26,566	9.3	62,416	59,696	4.6
Commercial multi-peril	35,454	29,710	19.3	73,294	61,895	18.4
Other	7,740	7,010	10.4	15,887	12,313	29.0
Total commercial lines	103,463	91,143	13.5	217,144	192,007	13.1
Total net premiums written	$197,803	$195,949	0.9%	$397,718	$391,205	1.7%

Net Premiums Written

The 0.9% increase in net premiums written for the second quarter of 2019 compared to the second quarter of 2018, as shown in the table above, represents 13.5% growth in commercial lines net premiums written, offset by a 10.0% decline in personal lines net premiums written for the reasons we describe below. The $1.9 million growth in net premiums written for the second quarter of 2019 compared to the second quarter of 2018 included:

  $12.3 million increase in commercial lines premiums that we attribute primarily to new commercial accounts our insurance subsidiaries have written throughout their operating regions, a continuation of renewal premium increases and lower reinsurance premiums.
  $10.4 million decline in personal lines premiums that we attribute to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies, as well as the non-renewal of unprofitable personal lines business in seven states, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters and lower reinsurance premiums.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	60.7%	63.6%	60.5%	71.3%
Loss ratio (weather-related)	9.0	9.5	7.1	8.3
Expense ratio	31.3	31.8	32.0	32.1
Dividend ratio	1.0	0.7	1.1	0.7
Combined ratio	102.0%	105.6%	100.7%	112.4%

Statutory Combined Ratios
Personal lines:
Automobile	107.2%	109.7%	104.2%	113.8%
Homeowners	113.6	113.9	104.4	112.8
Other	89.2	104.9	79.9	119.5
Total personal lines	108.5	111.0	103.1	113.6
Commercial lines:
Automobile	112.7	116.0	114.5	143.5
Workers' compensation	71.7	92.9	80.2	88.1
Commercial multi-peril	93.2	91.2	92.1	103.8
Other	95.1	67.1	80.9	54.5
Total commercial lines	92.9	97.3	94.6	108.0
Total lines	100.7%	104.5%	98.9%	111.0%

For the second quarter of 2019, the loss ratio decreased to 69.7%, compared to 73.1% for the second quarter of 2018. Weather-related losses of $17.0 million for the second quarter of 2019, or 9.0 percentage points of the loss ratio, decreased from $17.7 million for the second quarter of 2018, or 9.5 percentage points of the loss ratio. Weather-related loss activity for the second quarter of 2019 was higher than our five-year average of $14.0 million for second-quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the second quarter of 2019 were $6.2 million, or 3.3 percentage points of the loss ratio. That amount was modestly lower than the large fire losses of $6.7 million, or 3.6 percentage points of the loss ratio, for the second quarter of 2018.

Net development of reserves for losses incurred in prior accident years decreased the loss ratio for the second quarter of 2019 by 1.5 percentage points, compared to virtually no impact for the second quarter of 2018. Our insurance subsidiaries experienced favorable development in workers’ compensation losses, partially offset by modest unfavorable development in several other lines of business for the second quarter of 2019.

The expense ratio was 31.3% for the second quarter of 2019, in line with the 31.8% expense ratio for the second quarter of 2018.

Investment Operations
Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 93.4% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2019.

	June 30, 2019		December 31, 2018
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$120,708	11.2%	$120,432	11.7%
Obligations of states and political subdivisions	233,081	21.7	234,508	22.8
Corporate securities	291,846	27.1	264,843	25.7
Mortgage-backed securities	358,573	33.4	309,574	30.0
Total fixed maturities	1,004,208	93.4	929,357	90.2
Equity securities, at fair value	46,767	4.3	43,667	4.2
Investments in affiliates	-	0.0	41,026	4.0
Short-term investments, at cost	24,453	2.3	16,749	1.6
Total investments	$1,075,428	100.0%	$1,030,799	100.0%

Average investment yield	2.7%		2.6%
Average tax-equivalent investment yield	2.8%		2.8%
Average fixed-maturity duration (years)	4.0		4.4

Net investment income of $7.3 million for the second quarter of 2019 increased 14.9% compared to $6.3 million in net investment income for the second quarter of 2018. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year second quarter.

Net investment gains of $1.6 million for the second quarter of 2019 were primarily related to unrealized gains in the fair value of equity securities held at June 30, 2019. That amount was comparable to net investment gains of $1.5 million for the second quarter of 2018.

Net investment gains of $19.7 million for the first six months of 2019 included $12.7 million from the March 2019 sale of Donegal Financial Services Corporation and $6.1 million related to unrealized gains in the fair value of equity securities held at June 30, 2019.

Definitions of Non-GAAP and Operating Measures
We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands)
Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$188,763	$185,714	1.6%	$376,837	$367,479	2.5%
Change in net unearned premiums	9,040	10,235	(11.7)	20,881	23,726	(12.0)
Net premiums written	$197,803	$195,949	0.9%	$397,718	$391,205	1.7%

The following table provides a reconciliation of net income (loss) to operating income (loss) for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss)	$4,788	$(790)	NM	$27,812	$(18,968)	NM
Investment gains (after tax)	(1,237)	(1,001)	23.6%	(16,959)	(395)	NM
Restructuring charge (after tax)	-	1,255	NM	-	1,255	NM
Non-GAAP operating income (loss)	$3,551	$(536)	NM	$10,853	$(18,108)	NM

Per Share Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss) – Class A (diluted)	$0.17	$(0.03)	NM	$0.99	$(0.68)	NM
Investment gains (after tax)	(0.04)	(0.04)	0.0%	(0.60)	(0.02)	NM
Restructuring charge (after tax)	-	0.05	NM	-	0.05	NM
Non-GAAP operating income (loss) – Class A	$0.13	$(0.02)	NM	$0.39	$(0.65)	NM

Net income (loss) – Class B	$0.15	$(0.03)	NM	$0.90	$(0.63)	NM
Investment gains (after tax)	(0.04)	(0.03)	33.3%	(0.55)	(0.01)	NM
Restructuring charge (after tax)	-	0.04	NM	-	0.04	NM
Non-GAAP operating income (loss) – Class B	$0.11	$(0.02)	NM	$0.35	$(0.60)	NM

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

About Donegal Group Inc.

Donegal Group is an insurance holding company. The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. Our Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including improving our financial performance, utilizing technology to improve our operational efficiency, strategically modernizing our business in order to achieve operational excellence and enhancing our market position to compete effectively.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2019	2018

Net premiums earned	$188,763	$185,714
Investment income, net of expenses	7,290	6,342
Net investment gains	1,566	1,517
Lease income	112	123
Installment payment fees	1,058	1,306
Equity in earnings of DFSC	-	788
Total revenues	198,789	195,790

Net losses and loss expenses	131,507	135,754
Amortization of deferred acquisition costs	30,925	30,579
Other underwriting expenses	28,208	28,492
Policyholder dividends	1,969	1,214
Interest	303	566
Other expenses, net	339	518
Total expenses	193,251	197,123

Income (loss) before income tax expense (benefit)	5,538	(1,333)
Income tax expense (benefit)	749	(543)

Net income (loss)	$4,789	$(790)

Net income (loss) per common share:
Class A - basic and diluted	$0.17	$(0.03)
Class B - basic and diluted	$0.15	$(0.03)

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	22,932,894	22,685,964
Class A - diluted	23,132,683	22,887,365
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$197,803	$195,949

Book value per common share at end of period	$15.34	$14.85

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2019	2018

Net premiums earned	$376,837	$367,479
Investment income, net of expenses	14,338	12,721
Net investment gains	19,663	599
Lease income	223	246
Installment payment fees	2,147	2,653
Equity in earnings of DFSC	295	1,420
Total revenues	413,503	385,118

Net losses and loss expenses	254,618	292,337
Amortization of deferred acquisition costs	61,517	60,244
Other underwriting expenses	58,893	57,815
Policyholder dividends	4,319	2,516
Interest	869	1,030
Other expenses, net	904	1,044
Total expenses	381,120	414,986

Income (loss) before income tax expense (benefit)	32,383	(29,868)
Income tax expense (benefit)	4,571	(10,900)

Net income (loss)	$27,812	$(18,968)

Net income (loss) per common share:
Class A - basic	$1.00	$(0.68)
Class A - diluted	$0.99	$(0.68)
Class B - basic and diluted	$0.90	$(0.63)

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	22,891,535	22,650,899
Class A - diluted	23,027,205	23,139,596
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$397,718	$391,205

Book value per common share at end of period	$15.34	$14.85

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2019	2018
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$434,458	$402,799
Available for sale, at fair value	569,750	526,558
Equity securities, at fair value	46,767	43,667
Investments in affiliates	-	41,026
Short-term investments, at cost	24,453	16,749
Total investments	1,075,428	1,030,799
Cash	35,946	52,594
Premiums receivable	176,258	156,702
Reinsurance receivable	357,629	343,369
Deferred policy acquisition costs	64,274	60,615
Prepaid reinsurance premiums	143,969	135,380
Other assets	47,779	52,619
Total assets	$1,901,283	$1,832,078

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$845,282	$814,665
Unearned premiums	535,999	506,529
Accrued expenses	25,180	25,442
Borrowings under lines of credit	35,000	60,000
Subordinated debentures	5,000	5,000
Other liabilities	16,968	21,572
Total liabilities	1,463,429	1,433,208
Stockholders' equity:
Class A common stock	260	258
Class B common stock	56	56
Additional paid-in capital	264,320	261,259
Accumulated other comprehensive loss	(1,837)	(14,228)
Retained earnings	216,281	192,751
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	437,854	398,870
Total liabilities and stockholders' equity	$1,901,283	$1,832,078

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com